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                                                                  EXHIBIT 8(b)

                                 PROMISSORY NOTE


$1,800,000.00                                                    July ___, 1996


         For value received, A1 Acquisitions Corp., a Delaware corporation (the "Maker"), promises to pay to the order of Randolph M. Moity, Sr., a resident of Lafayette, Louisiana (the "Payee"), at such place as Payee may specify, the principal sum of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00), in legal and lawful money of the United States of America, with interest thereon from the date hereof until paid at the lesser of (a) the Contract Rate or (b) the Maximum Rate (as such terms are hereinafter defined) from time to time in effect.

         As used herein, the term "Contract Rate" means seven percent (7%) per annum (calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 360 days). As used herein, the term "Maximum Rate" means the maximum rate of interest per annum which the Payee is allowed to contract for, charge, take, reserve, or receive under applicable federal or state law.

         This Note shall mature, and all outstanding principal and accrued interest shall be due and payable upon the earlier of (i) the expiration of the primary term, unless extended, of the Employment Agreement, dated July 1, 1992, between AMBAR, Inc., a Delaware corporation (the "Company") and the Payee (the "Employee Agreement"), or (ii) the expiration of two (2) months after the appointment by the Board of Directors of the Company of a new Chief Executive Officer of the Company (the "Maturity Date"). Interest on the unpaid principal of this Note shall accrue and be due and payable in arrears on the Maturity Date. All past due principal and, to the extent allowed by applicable law, accrued interest, shall also bear interest at the lesser of the Contract Rate plus 5% per annum or the Maximum Rate.

         Maker shall have the right and privilege of prepaying all or any portion of this Note without premium or penalty.

         The obligations of Maker under this Note may be satisfied by offsetting against the Note any liquidated damages (the "Liquidated Damages") to which Maker or its successor is entitled pursuant to Section 11 of the Employment Agreement.

         Until all the obligations of the Company hereunder are paid in full, the Company agrees that it will not declare or pay any dividends on its common stock (other than stock dividends).

         It is the intent of Maker and Payee in the execution and performance of this Note to remain in strict compliance with any applicable usury laws from time to time in effect. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay for the use, forbearance, or detention of


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money with interest at a rate or in an amount in excess of the maximum rate or amount of interest permitted to be charged under applicable federal or state law.

         If a default in the punctual payment of this Note or any portion hereof occurs and this Note is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Maker agrees and promises to pay reasonable attorneys' fees and other costs of collection incurred in connection with such collection.

         The Maker, and each surety, endorser, guarantor, and other party ever liable for the payment of any sum of money hereunder, jointly and severally waive demand, presentment, protest, notice of nonpayment, notice of intention to accelerate, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree that their liability on or with respect to this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number thereof.

         This Note shall be governed in all respects by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the Maker has executed this Note as of the date set forth above.


                                         AI ACQUISITIONS CORP.



                                         By  __________________________________
                                             Name:
                                             Title: